PRESS RELEASE

Acquisitions Contact:	Financial Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480-998-3478 markengstrom@htareit.com	Kellie Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480-998-3478 kelliepruitt@htareit.com	Saskia Sidenfaden Director Financial Relations Board 212-445-8300 ssidenfaden@mww.com

Healthcare Trust of America, Inc. Acquires an Approximately 153,000 Square Foot Medical Office
Park in Cary, North Carolina

Scottsdale, Arizona (January 3, 2011) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the completed acquisition of a medical office park in Cary, North Carolina for approximately $28,200,000.

The Medical Park of Cary (“MPOC”) is a medical office park that consists of nine multi-tenant medical office buildings, totaling approximately 153,000 square feet. Eight of the nine buildings are single-story and one is a three-story building, all of which are located adjacent to WakeMed Cary Hospital (“Cary Hospital”), the only full service hospital in Cary, North Carolina. MPOC is occupied with clinical medical office users and is leased to long-term tenants, including Wake Radiology Oncology Services, Cancer Centers of North Carolina, Cary Healthcare Associates and Raleigh Orthopaedic Clinic. This off-market opportunity was brought to HTA by Paul Zeman, senior vice president of Bull Realty Inc.’s Healthcare Real Estate Services group.

Since opening in 1991, Cary Hospital has become an integral component of WakeMed Health and Hospitals (“WakeMed”), as exhibited by a 95,000 square foot expansion that was completed in 2008 that nearly doubled Cary Hospital’s capacity. Presently, Cary Hospital houses 156 inpatient beds. WakeMed is an 870-bed private, not-for-profit health care system based in Raleigh, North Carolina that has been providing healthcare services through many facilities in and around Wake County since 1961.

“HTA proactively identifies opportunities where economic fundamentals are strong and where the medical office project is associated with a strong healthcare provider such as WakeMed,” stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “This is our second acquisition in North Carolina this year and we will continue to seek opportunities to acquire quality medical office buildings in this market.”

Since January 1, 2010, HTA has acquired approximately $807 million in medical office and healthcare related assets based on acquisition price, including 3.5 million square feet of gross leasable area in 2010, which is 98% leased with an average remaining lease term of 8.2 years.

For more information on HTA, please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $807 million in medical office and healthcare-related assets. These assets include a total of 24 acquisitions representing approximately 3.5 million square feet. Since its formation in 2006, HTA has made 77 geographically diverse acquisitions valued at approximately $2.26 billion based on purchase price, which includes 238 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 10.9 million square feet and includes 214 medical office buildings, ten hospitals, nine skilled nursing and assisted living facilities and five other office buildings located in 24 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the buildings acquired; the strength and financial condition of the tenants; uncertainties relating to the local economy of Cary, North Carolina; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.